UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of Registrant as specified in its charter)

United States Virgin Islands	000-54809	66-0783125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

36C Strand Street
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 5, 2016, Altisource Asset Management Corporation (the “Company”) completed the repurchase of an aggregate of 100,000 shares (the “Shares”) of the Company’s common stock from affiliated funds of Luxor Capital Partners Group (“Luxor”) in a block trade at a price of $24.00 per share, or an aggregate of $2.4 million, pursuant to the Company’s previously reported $300.0 million stock repurchase program.

Luxor may be considered an affiliate and a related party of the Company because Nathaniel Redleaf, a Luxor partner, is a member of the Board of Directors of the Company. The purchase price for the Shares was determined by the Audit Committee of the Company, with Mr. Redleaf recusing himself from the consideration and vote on the transaction. The price was negotiated with Luxor and represented a 14.3% discount to the closing share price of the Company’s common stock of $28.00, as reported by the New York Stock Exchange on December 2, 2016. The purchase price per share also represents a 16.3% discount to the average closing price of the Company’s common stock for the previous five trading days, a 15.9% discount to the average closing price of the Company’s common stock for the previous ten trading days and a 26.1% discount to the average closing price per share of the Company’s common stock for the previous 30 trading days. The repurchased Shares represented approximately 6.3% of the Company’s outstanding common stock.

Following the transaction, Luxor, through its affiliates, will continue to hold shares representing approximately 6.0% of the Company’s outstanding common stock and will retain all its 150,000 shares of the Company’s Series A Convertible Preferred Stock. Mr. Redleaf will continue to serve as a member of the Company’s Board of Directors.

The Company now holds the acquired Shares as treasury shares.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 6, 2016, the Board of Directors increased the size of the Board from five to six members and appointed John P. de Jongh Jr., former Governor of the U.S. Virgin Islands, as a Director of the Company.

Governor de Jongh currently is a Principal of Chilmark Investment Partners, LLC (“Chilmark”), a U.S. Virgin Islands-based advisory firm with a focus on real estate, insurance and financial services. From January 2007 to January 2015, Governor de Jongh served two terms as the Governor of the U.S. Virgin Islands, during which he led the territory through the difficult economic periods following the financial crisis of 2008, sponsored legislation to expand access of small businesses to loan programs and export initiatives, ensured Government access to capital markets, negotiated public-private initiatives with cruise lines and rum producers and implemented revitalization projects for St. Croix, St. Thomas and St. John. From 2003 to 2006, Governor de Jongh served as a Principal of Chilmark in the same capacities as his current position. From 1992 to 2002, Governor de Jongh served as President, Chief Operating Officer and a member of the board of directors of Lockhart Companies Incorporated, a holding company with subsidiaries in real estate, insurance and financial services in the U.S. Virgin Islands, the British Virgin Islands and the Turks & Caicos. He also served three terms as the President of the St. Thomas-St. John Chamber of Commerce and the Community Foundation of the Virgin Islands, a philanthropic organization focused on children and families. From 1993 to 1995, he was a Senior Managing Consultant for Public Financial Management, Inc., where he implemented five-year strategic plans for the cities of Philadelphia, PA, New Haven, CT and Washington, DC. Prior to 1993, Governor de Jongh served in multiple capacities for the Government of the U.S. Virgin Islands, including Commissioner of Finance, Director of Finance for the Virgin Islands Finance Authority, Executive Assistant to the Governor and Chairman of the Virgin Islands Water and Power Authority. Governor de Jongh received his Bachelor of Arts in Economics from Antioch College.

There are no arrangements or understandings between Governor de Jongh and any other person pursuant to which he was selected as a Director of the Company, nor are there any family relationships between Governor de Jongh and any of the Company’s Directors or executive officers. There are no transactions between Governor de Jongh and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Asset Management Corporation
December 7, 2016	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary